Exhibit 99.1

Silexion Therapeutics Announces Significant New Data from Phase 2 Trial of
LODER™ in Non-Resectable Pancreatic Cancer

New analysis from Silexion's Phase 2 trial of LODER shows a 56% objective response rate
(ORR) and 67% resectability improvement in non-resectable pancreatic cancer

Cayman Island, September 24, 2024 — Silexion Therapeutics Corp. (NASDAQ: SLXN) (“Silexion” or the “Company”), a clinical-stage biotech developing RNA interference (RNAi) therapies for KRAS-driven cancers, today announced significant new findings from its Phase 2 trial of LODER™ in patients with non-resectable locally advanced pancreatic cancer (LAPC) which bear the KRAS G12D or G12V mutation (approximately 70% of pancreatic cancer patients). Overall the updated analysis reveals a 56% objective response rate (ORR) in patients treated with LODER, with the ORR increasing to 67% in patients whose previously non-resectable tumors became resectable. This marks a significant step forward in potentially improving surgical outcomes for LAPC patients.

Silexion had previously reported that patients treated with LODER in combination with standard-of-care (SoC) chemotherapy experienced a 9.3-month improvement in overall survival (OS) compared to chemotherapy alone. The new data now underscores LODERs additional potential to increase the resectability of tumors, opening up more surgical options for patients with otherwise inoperable pancreatic cancer.

Silexion is also progressing with the development of its next generation product, SIL-204, which builds upon the efficacy of the LODER.  SIL-204 is designed to target a broader range of KRAS mutations, covering pan- G12x and G13D, as well as the previously reported findings of  properties which should make it more effective clinically such as improved stability and enhanced ability to get to the site of action for silencing the KRAS oncogene.  These improved properties demonstrated in preclinical models position SIL-204 as a promising option for the treatment of difficult-to-treat cancers such as locally advanced pancreatic cancer.  Silexion continues to proceed with the development of this optimized candidate.

"We are very encouraged by these new findings, which demonstrate LODER's ability to significantly improve tumor resectability in patients with non-resectable pancreatic cancer, and the improved profile of SIL-204" said Ilan Hadar, Chairman and CEO of Silexion. "As we advance our broader pipeline to address KRAS-driven cancers, this data further validates our oncogene silencing approach."

About the Phase 2 Trial of LODER

The open-label Phase 2 trial enrolled 48 patients in the mITT population with non-resectable locally advanced pancreatic cancer (LAPC) and borderline resectable pancreatic cancer (BRPC) across the U.S. and Israel. The trial was conducted in two parts:

•
Cohort 1 (n=29): Patients were randomized 1:1 to receive either LODER with SoC chemotherapy or SoC chemotherapy alone. The primary endpoint was overall survival (OS), with 16 patients confirmed to harbor the KRAS G12D/V mutation.

•
Cohort 2 (n=19): This cohort enrolled patients with non-resectable tumors, LAPC or BRPC, with the key endpoints focused on ORR and safety. Seven patients in this cohort were confirmed to have KRAS G12D/V mutations.

•	Objective Response Rate for 23 patients confirmed with KRAS G12D/V (Cohorts 1+2)

About Silexion Therapuetics
Silexion Therapeutics (NASDAQ: SLXN) is a pioneering clinical-stage, oncology-focused biotechnology company developing innovative RNA interference (RNAi) therapies to treat solid tumors driven by KRAS mutations, the most common oncogenic driver in human cancers. The company's first-generation product, LODER, has shown promising results in a Phase 2 trial for non-resectable pancreatic cancer. Silexion is also advancing its next-generation siRNA candidate, SIL-204, designed to target a broader range of KRAS mutations and showing significant potential in preclinical studies. The company remains committed to pushing the boundaries of therapeutic innovation in oncology, with a focus on improving outcomes for patients with difficult-to-treat cancers. For more information please visit: https://silexion.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact contained in this communication, including statements regarding Silexion’s business strategy and plans and objectives of management for future operations, are forward-looking statements. These forward-looking statements are generally identified by terminology such as “pro forma”, “may”, “should”, “could”, “might”, “plan”, “possible”, “project”, “strive”, “budget”, “forecast”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Forward-looking statements involve a number of risks, uncertainties, and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to: (i) Silexion’s market opportunity; (ii) Silexion’s strategy, future operations, financial position, projected costs, prospects and plans; (iii) the impact of the regulatory environment and complexities with compliance related to such environment; (iv) expectations regarding future partnerships or other relationships with third parties; (v) Silexion’s future capital requirements and sources and uses of cash, including Silexion’s ability to obtain additional capital in the future; and (vi) other risks and uncertainties set forth in the documents filed or to be filed with the SEC by the company, including the proxy statement/prospectus filed with the SEC on July 17, 2024. Silexion cautions you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date they are made. Silexion undertakes no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs, except as otherwise required by law.

Company Contact
Silexion Therapeutics Corp
Ms. Mirit Horenshtein Hadar, CFO
mirit@silexion.com

Investor Contact
ARX | Capital Markets Advisors
North American Equities Desk
silexion@arxadvisory.com